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

                                                               EXHIBIT 11
                                                               ----------
                   NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                           COMPUTATION OF EARNINGS
                          PER SHARE OF COMMON STOCK
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        Nine Months Ended September 30,
                                                           1999                 1998*
                                                          ----                 ----

     Basic Earnings per Share:
       Net income                                       $  23,792            $417,910
       Weighted average outstanding                       281,738             280,608
       Basic Earnings per Share                         $    0.08            $   1.49

     Diluted Earnings per Share:
       Net income                                       $  23,792            $417,910
       Minority interest in income of
         subsidiary trust, net of tax                         N/A (1)          12,190
                                                        ---------            --------

       Net income, assuming conversion
         of all applicable securities                   $  23,792           $ 430,100

     Weighted average shares outstanding:                 281,738             280,608
     Incremental common shares applicable
       to common stock options based on
       the market price during the period                    N/A (1)            1,255

     Average common shares issuable assuming
       conversion of the Company-Obligated
       Mandatorily Redeemable Convertible
       Preferred Securities of a Subsidiary
       Trust                                                 N/A (1)            9,865
                                                        ---------            --------

     Weighted average shares outstanding
       assuming full dilution                             281,738             291,728

       Diluted Earnings per Share assuming
         conversion of all applicable securities         $  0.08 (1)          $  1.47

     *Restated for the March 1999 merger with Rubbermaid Incorporated and the May 1998 merger with Calphalon, both of which were accounted for as poolings of interests.

     (1) Diluted earnings per share for the nine months ended September 30, 1999 exclude the impact of "IN-THE-MONEY" stock options and convertible preferred securities because they are anti-dilutive.


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